Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David Christensen
Chief Financial Officer
HickoryTech
507-387-1713

Elin Raymond
The Sage Group
612-321-9897

MCI/WORLDCOM DISPUTES SETTLEMENT OWED TO HICKORYTECH

MANKATO, Minn., Nov. 16, 2004—HickoryTech Corporation (Nasdaq:HTCO) today reported that its claims against MCI/WorldCom Inc. (WorldCom) for $1.2 million in receivables, owed to HickoryTech at the time of WorldCom’s 2002 bankruptcy, are being contested by WorldCom. The receivables represented network access fees incurred by WorldCom in 2002 for its use of HickoryTech’s telephone network. HickoryTech wrote off $750,000 of these receivables in 2002.

HickoryTech’s president and CEO John Duffy said, “This bankruptcy occurred in 2002. Now in 2004, WorldCom is objecting to the $1.2 million in receivables. We understand that many telephone companies are receiving the same disappointing news; HickoryTech is not being singled out. However, we still have a potential exposure of approximately $500,000. At this time it is too early to predict an outcome or the potential impact on our fourth-quarter financial results. We are pursuing legal remedies to collect as much of the $1.2 million in valid receivables as possible.”

About HickoryTech: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with more than 400 employees in Minnesota and Iowa. In its 107th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers including: local voice, long distance, Internet, broadband services and IP networking; IP Telephony, call center management and data network solutions; and telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

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